UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

July 13, 2005

APOGEE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10456	04-3005815
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

129 Morgan Drive
Norwood, Massachusetts 02062
(781) 551-9450

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

(a) Apogee Technology, Inc. (the “Company” or “Apogee”) announced that it has adopted a sell-through revenue recognition method for the Company’s sales to distributors.  The adoption of the sell-through revenue recognition method will be applied retroactively. Using the sell-through revenue recognition methodology, the Company will not recognize sales into distribution channels until the Company’s distributors have sold the products to their customers. The Company had previously recognized revenue on sales to distributors using a sell-in methodology, pursuant to which the Company recognized revenue upon shipment to its distributors.

The Board of Directors of Apogee determined, following a report by the Audit Committee of the Board of Directors, that Apogee would restate its financial statements for the fiscal years ended December 31, 2003 and December 31, 2004 and interim quarters.  The investigation by the Audit Committee into various accounting matters, which has not yet been completed, has determined that the recognition of revenue for transactions with third party distributors was not handled in accordance with generally accepted accounting principles (GAAP), and as a result that the Company’s financial statements for the fiscal years ended December 31, 2003 and December 31, 2004 and interim periods were misstated.

Management of Apogee is currently working with Apogee’s independent public accountants, Miller Wachman LLP, to complete the work that is necessary to restate Apogee’s financial statements for the periods noted above as promptly as possible, and as such is unable at this time to quantify the potential magnitude of the effect that the restatements will cause on its financial results for prior periods.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE TECHNOLOGY, INC.

Dated: July 21, 2005	By:	//S// Herbert M. Stein
Herbert M. Stein President, Chief Executive Officer and Chairman of the Board